                                                                      Exhibit 12

                              LA QUINTA INNS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)




                                          Six Months
                                         Ended June 30                           Years Ended December 31
                                    ----------------------    -------------------------------------------------------------
                                      1996         1995         1995         1994         1993         1992         1991
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings (loss) before income
   taxes, extraordinary items
   and cumulative effect of
   accounting change (1) ........   $  49,245    $  44,848    $  82,994    $  61,991    $  31,836    $  (7,270)   $   2,185
Partners' equity in earnings ....         928        8,976       10,227       11,406       12,965       15,081        9,421
Partners' equity in earnings
   of combined unincorporated
   ventures that do not have
   fixed charges ................        (563)        (995)      (1,854)      (1,577)      (1,652)      (1,504)        (845)
Fixed charges ...................      23,469       21,274       42,797       40,814       32,477       34,270       40,012
Interest capitalized ............      (2,227)        (388)      (1,313)        (889)        --            (50)        --
Amortization of capitalized
   interest .....................         422          399          803          772          799          799        1,064
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------

    Earnings as adjusted ........   $  71,274    $  74,114    $ 133,654    $ 112,517    $  76,425    $  41,326    $  51,837
                                    =========    =========    =========    =========    =========    =========    =========

Fixed charges:
    Interest on long-term debt
     (before capitalized
     interest) ..................   $  22,951    $  20,771    $  41,734    $  39,749    $  31,366    $  33,137    $  38,713
    Portion of rental expense
     allocated to interest ......         518          503        1,063        1,065        1,111        1,133        1,299
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------

      Total fixed charges .......   $  23,469    $  21,274    $  42,797    $  40,814    $  32,477    $  34,270    $  40,012
                                    =========    =========    =========    =========    =========    =========    =========

Ratio of earnings to fixed
   charges ......................         3.0x         3.5x         3.1x         2.8x         2.4x         1.2x         1.3x
                                    =========    =========    =========    =========    =========    =========    =========

(1) The Six Months Ended June 30, 1996 and Year Ended December 31, 1995, include a non-cash provision for premature retirement of assets totaling $9,062 and $12,630, respectively.